Exhibit 99.1

MTHM/HL Draft 5/19/16

Privileged and Confidential

Subject to FRE 408

Project Bluewater

RBL RESTRUCTURING TERM SHEET

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND/OR OTHER APPLICABLE LAWS.

THE TRANSACTIONS DESCRIBED HEREIN WILL BE SUBJECT TO THE NEGOTIATION AND COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH AGREED DEFINITIVE DOCUMENTS.

Treatment of RBL During Chapter 11

■    ~$99mm drawn amount at EPL remains outstanding

–     Current payment of interest at the pre-petition non-default contract rate (LIBOR + 3.75%), in cash, for the duration of the case default interest would accrue through an additional 2.00% PIK interest

■    ~$228mm of LCs issued at EGC remains outstanding

–     Current payment of interest at the pre-petition non-default contract rate (3.75%), in cash, for the duration of the case

■    Outstanding existing LCs under the RBL facility may be replaced with reduced LCs

Mandatory Liquidity Condition for Exit Financing

■    Condition precedent to confirmation / emergence that the reorganized Company has liquidity of at least $90 million, consisting of cash and/or committed financing, upon emergence after all restructuring costs and claims due at emergence paid (“Minimum Emergence Liquidity”)

–     Any financing used to meet the liquidity commitment described above must be junior in priority to the Exit Financing (described below)

■    Incremental liquidity created by reducing LCs (e.g., New Funded Debt, as described below) will not count towards meeting the Minimum Emergence Liquidity

■    If the Company, the RBL Lenders, and the Ad Hoc 2L Committee agree to implement a swap or put program, such parties (each institution acting in its individual capacity) agree to negotiate in good faith regarding a possible reduction of the Minimum Emergence Liquidity. For the avoidance of doubt, nothing herein shall obligate any RBL Lender to facilitate a swap or put program.

MTHM/HL Draft 5/19/16

Privileged and Confidential

Subject to FRE 408

Treatment of RBL Under the Plan of Reorganization

■    $30mm of EPL restricted cash will be paid at emergence to permanently reduce the pre-petition EPL subfacility balance

■    Conversion of the remaining RBL obligations into a new exit financing facility (the “Exit Financing”) comprising two tranches:

(i)    Conversion of remaining drawn amount of ~$69mm1 plus accrued default interest into a new term loan (the “Exit 1L Term Loan”) with the Reorganized Company[2] with the following terms:

–     Maturity: 3 years from date of emergence

–     Rate: LIBOR + 4.5% annual interest rate, payable monthly

–     Amortization: See “Amortization Covenant” below

(ii)    Conversion of the EGC sub-facility into a new EGC sub-facility with outstanding LCs deemed issued thereunder

–     Maturity: 3 years

–     Rate: 4.5% annual interest rate, payable on schedule consistent with EGC subfacility

–     Amortization: none

–     Existing letters of credit may be renewed or replaced (in each case, in an outstanding amount not to exceed the outstanding amount of the existing letter of credit). Availability under the exit facility shall be permanently reduced by one-half of the amount of any reduction resulting from replacement or cancellation of an outstanding letter of credit

o     Amount of cancellation or reduction that does not permanently reduce capacity will be available by the RBL lenders under the Exit Financing to fund new liquidity (the “New Funded Debt”)

■    New Funded Debt in excess of $25 million subject to borrowing base redetermination (e.g., EPL+EGC borrowing base as compared to New Funded Debt)

[1]	Reflects $30 million of paydown using EPL restricted cash.

[2]	All of the borrowers and guarantors under the existing RBL Facility (including EPL and its subsidiaries) shall be joint and severally liable as guarantors for all obligations under both Exit Facility tranches, which obligations shall be secured by substantially all of the Reorganized Company’s assets.

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MTHM/HL Draft 5/19/16

Privileged & Confidential

Subject to FRE 408

Covenants

■    Financial Maintenance Covenants

Current Ratio: 1.0x

–     Calculated as (i) unrestricted cash plus accounts receivable plus prepaid expenses; divided by (ii) accounts payable plus accrued expenses, consistent with the definition of Current Ratio in the existing pre-petition credit agreement

–      Holiday for four full fiscal quarters, with the first test performed at the end of the following quarter[3]

First Lien Leverage Ratio: 4.0x

–     Calculated as (i) first lien debt (e.g., Exit 1L Term Loan plus EGC sub-facility, assuming all existing junior debt is converted to equity at emergence); divided by (ii) LTM EBITDA

–      Holiday for four full fiscal quarters, with the first test performed at the end of the following quarter[4]

■    Amortization Covenant (i.e., not a maintenance covenant)

PV-9 Asset Coverage: 1.5x

–     Calculated as (i) Adjusted PV-9 value; divided by (ii) first lien debt (assuming all existing junior debt is converted to equity at emergence)

–     Adjusted PV-9 value (i) to include add-back of (a) discounted P&A obligations associated with restricted cash backstopping P&A liabilities, and (b) 50% of total amount of LCs directly related to P&A liabilities; and (ii) to include limit that PUDs make up no more than 30% of Adjusted 1P PV-9 value

–     Price deck to be utilized in calculating Adjusted PV-9 value cannot be lower than forward strip-curve as of the date of the test, and 100% of hedges will be included in the calculation

–     If triggered, amortization will be 30% per annum of the Exit 1L Term Loan (7.5% in any quarter when such amortization is triggered)

o     Holiday for four full fiscal quarters, with the first test performed at the end of the following quarter[4]; tested quarterly thereafter

Timeline

■    No later than September 2, 2016, the Debtors shall consummate the transactions contemplated by a Plan acceptable to the RBL Lenders and the Ad Hoc 2L Committee (the date of such consummation, the “Effective Date”)

■    Milestones acceptable to RBL Lenders to be established

[3]	For example, if the company were to emerge in September 2016, the four full periods in which the holiday would take effect would be the quarters ending December 2016, March 2017, June 2017, and September 2017, and the first testing period would be the quarter ending December 2017.

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